UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 6)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               CHILESAT CORP S.A.
                           (formerly Telex-Chile S.A.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, with no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87957Q 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                David Wilf, Esq.
                          Gibson, Dunn & Crutcher, LLP
                           200 Park Avenue, 47th Floor
                               New York, NY 10166
                            Tel. No.: (212) 351-4000
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 9, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CONNECTED ACQUISITION CORPORATION
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        INVERSIONES SAN LUIS S.A.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        THE REPUBLIC OF CHILE
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        INVERSIONES Y SERVICIOS S.R.P. LIMITADA
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        THE REPUBLIC OF CHILE
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        LO CANAS S.A.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        THE REPUBLIC OF CHILE
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SOUTHERN CROSS LATIN AMERICA PRIVATE EQUITY FUND, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SOUTHERN CROSS CAPITAL PARTNERS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        NORBERTO MORITA, AS MANAGING MEMBER OF SOUTHERN CROSS CAPITAL PARTNERS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        NOT APPLICABLE
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        ARGENTINA
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MOISES PINSKY, AS MANAGING MEMBER OF SOUTHERN CROSS CAPITAL PARTNERS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        NOT APPLICABLE
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        BRAZIL
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        RICARDO RODRIGUEZ, AS MANAGING MEMBER OF SOUTHERN CROSS CAPITAL PARTNERS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        NOT APPLICABLE
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CONNECTED ACQUISITION CHILE S.A.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        THE REPUBLIC OF CHILE
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        REDES OPTICAS S.A.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        THE REPUBLIC OF CHILE
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        REDES OPTICAS (CAYMAN) CORP.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]

                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
     NUMBER OF         7   SOLE VOTING POWER

      SHARES               ZERO
                    ------------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER

      OWNED BY             ZERO
                    ------------------------------------------------------------
       EACH            9   SOLE DISPOSITIVE POWER

     REPORTING             ZERO
                    ------------------------------------------------------------
      PERSON          10   SHARED DISPOSITIVE POWER

       WITH                ZERO
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        ZERO
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        ZERO
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

              The purpose of this Amendment No. 6 is to report that on June 9, 2004, Telmex Chile Holding S.A., a corporation organized under the laws of the Republic of Chile ("Telmex") purchased all of the shares of capital stock, without par value, of Chilesat Corp. S.A. (formerly known as Telex-Chile S.A.) a corporation formed under the laws of the Republic of Chile (the "Company") previously owned by the Filing Persons (as defined in Item 2). This purchase was made pursuant to Telmex's tender offer for the outstanding shares (the "Shares") of capital stock, without par value, of the Company. Telmex purchased 233,785,757 Shares from the Filing Persons, representing 49.8% of the Shares outstanding.

              This Amendment No. 6 amends the original Schedule 13D, filed on January 10, 2002 (the "Original Schedule 13D"), as amended and restated by Amendment No. 1, filed on February 25, 2002 (the "First Amended Schedule 13D"), as further amended by Amendment No. 2, filed on April 19, 2002 (the "Second Amended Schedule 13D"), as further amended by Amendment No. 3, filed on May 8, 2002 (the "Third Amended Schedule 13D"), as further amended by Amendment No. 4, filed on August 15, 2002 (the "Fourth Amended Schedule 13D"), as further amended by Amendment No. 5, filed on April 30, 2004 (the "Fifth Amended Schedule 13D" and, together with the Original Schedule 13D, the First Amended Schedule 13D, the Second Amended Schedule 13D, the Third Amended Schedule 13D, the Fourth Amended Schedule 13D and this Amendment No. 6, the "Schedule 13D").

              The Reporting Persons hereby amend and supplement the Schedule 13D as follows:

ITEM 4.       PURPOSE OF TRANSACTION .

              Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following paragraph immediately after the eleventh paragraph of Item 4:

              "Telmex has realized a public tender offer for 59.3% of the Shares not owned by Telmex prior to the commencement of the Company Tender Offer, in accordance with the applicable laws and regulations of Chile.

              On June 9, 2004, the Filing Persons sold 233,785,757 Shares to Telmex in the Company Tender Offer pursuant to the Promise Agreement, representing 49.8% of the Shares outstanding. The purpose of the transaction was to divest the Filing Persons of their entire beneficial ownership of the Company."

              Item 4 of the Schedule 13D is hereby amended by amending and restating the thirteenth paragraph of Item 4 in its entirety as follows:

              "However, the Filing Persons may continue to review the business of the Company and, depending upon one or more of the factors referred to above, or other factors, may in the future take one or more of such actions. The Filing Persons make no representation as to the present plans of Mr. Juan Eduardo Ibanez Walker, Mr. Francisco Ibanez Walker or any member of the Ibanez Entities with respect to the Company. Mr. Juan Eduardo Ibanez Walker and Mr. Francisco Ibanez Walker, together

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

with certain other persons, jointly filed a Schedule 13D on March 6, 2002 with the Securities and Exchange Commission reporting an indirect beneficial ownership interest in the Company of approximately 36.5%, but disclaimed 50% economic interest therein. The Filing Persons make no representation as to the present plans of GE Chile or GE with respect to the Company. GE Chile and GE, together with certain other persons, jointly filed an Amendment No. 3 to a
Schedule 13D on April 30, 2004 with the Securities and Exchange Commission reporting an indirect beneficial ownership interest in the Company of approximately 51.2%."

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

              Item 5 of the Schedule 13D is hereby amended by amending and restating Item 5 in its entirety as follows:

              "(a) No Filing Person beneficially owns any Shares.

              (b) No Filing Person has the sole power to vote or to direct the vote, shared power to vote or direct the vote, or the sole or shared power to dispose or to direct the disposition of, any Shares.

              (c) Since the filing of the Fifth Amended Schedule 13D, none of the Filing Persons nor, to the knowledge of the Filing Persons, any executive officer, director or managing member of any of the Filing Persons has engaged in any transaction in the Shares, except as described in Items 4 and 6."

              (d) No Filing Person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Shares.

              (e) On June 9, 2004, the Filing Persons ceased to be owners of more than 5% of the Shares."

ITEM 6.       CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
              RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

              Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following paragraph immediately after the seventeenth paragraph of
Item 6:

              "In accordance with the terms and conditions of the Promise Agreement, Redes sold 233,785,757 Shares, representing 49.8% of the Shares outstanding, into the Company Tender Offer on June 9, 2004."

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.

              Exhibit 1      Agreement of Joint Filing, dated as of January 9,
              ---------      2002, among Certain of the Filing Persons
                             (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

              Exhibit 2      Structure Chart of Certain of the Southern Cross
              ---------      Filers and Ownership Interests in the Company
                             (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 3      Stock Purchase Agreement, dated as of November 22,
              ---------      2000, among Inversiones San Luis S.A., Inversiones
                             Dominga S.A., Inversiones Llico Limitada,
                             Inversiones Grapca Limitada, Inversiones Lo Beltran
                             Limitada and Southern Cross Latin America Private
                             Equity Fund, L.P. (previously filed as a paper filing with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 4      Shareholders Agreement, dated as of November 24,
              ---------      2000, among Inversiones y Servicios S.R.P.
                             Limitada, Inversiones y Servicios El Huapi
                             Limitada, Inversiones y Asesorias Agustinas
                             Limitada, Lo Canas S.A., Los Peumos S.A., Asesorias y Estudios de Telecomunicaciones Limitada,
                             Inversiones Las Balsas Limitada, Inversiones
                             Casablanca S.A., Telecomunicaciones de Chile S.A.
                             and Inversiones San Luis S.A. (previously filed as a paper filing with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 5      Settlement Agreement (Contrato de Transaccion
              ---------      Extrajudicial), dated as of October 16, 2001,
                             amended January 29, 2002, among Inversiones y
                             Servicios S.R.P. Limitada, Inversiones y Servicios
                             El Huapi Limitada, Inversiones y Asesorias
                             Agustinas Limitada, Lo Canas S.A., Los Peumos S.A.,
                             Asesorias y Estudios de Telecomunicaciones
                             Limitada, Inversiones Las Balsas Limitada,
                             Inversiones Casablanca S.A., Telecomunicaciones de
                             Chile S.A., Inversiones San Luis S.A., Connected
                             Acquisition Corp., Southern Cross Latin America
                             Private Equity Fund L.P. and Chilexpress S.A.
                             (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 6      Preventive Judicial Agreement approved by various
              ---------      creditors of the Company at a meeting of the
                             creditors on December 28, 2001 (previously filed as a paper filing with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 7      Form of Promesa (previously filed as a paper filing
              ---------      with the Second Amended Schedule 13D and
                             incorporated herein by reference).

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

              Exhibit 8      Shareholders Agreement, dated December 27, 2001,
              ---------      between Connected Acquisition Corp. and Yara
                             Internacional S.A. (previously filed as a paper filing with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 9      Agreement, dated January 30, 2002, among
              ---------      Inversiones y Servicios S.R.P. Limitada,
                             Inversiones San Luis S.A., Connected Acquisition
                             Corp., Inversiones Dominga S.A., Southern Cross
                             Latin America Private Equity Fund L.P. and Banco de
                             Chile (formerly Banco de A. Edwards) (previously filed as a paper filing with the Second Amended
                             Schedule 13D and incorporated herein by reference).

              Exhibit 10     Letter Agreement, dated as of October 4, 2001,
              ----------     among Connected Acquisition Corp., Southern Cross
                             Latin America Private Equity Fund L.P. and GE
                             Capital Equity Investments, Ltd., as supplemented by a Memorandum, dated as of October 4, 2001, among Connected Acquisition Corp., Southern Cross Latin
                             America Private Equity Fund L.P. and GE Capital
                             Equity Investments, Ltd., and a Memorandum of
                             Understanding between Connected Acquisition Corp.,
                             GE Capital Equity Investments, Ltd. and Santander
                             Investment Chile Limitada, as modified by Memorandum of Understanding, dated as of December
                             27, 2001, among Connected Acquisition Corp.,
                             Southern Cross Latin America Private Equity Fund
                             L.P. and GE Capital Equity Investments, Ltd.
                             (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 11     Agreement, dated as of January 24, 2002, among
              ----------     Credit Suisse First Boston Corporation and Southern
                             Cross Latin America Private Equity Fund, L.P.
                             (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 12     Power of Attorney for Southern Cross Capital
              ----------     Partners (previously filed as a paper filing with
                             the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 13     Power of Attorney for Inversiones San Luis S.A.
              ----------     (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

              Exhibit 14     Power of Attorney for Lo Canas S.A. (previously
              ----------     filed as a paper filing with the Second Amended
                             Schedule 13D and incorporated herein by reference).

              Exhibit 15     Power of Attorney for Inversiones y Servicios
              ----------     S.R.P. Limitada (previously filed as a paper filing
                             with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 16     Agreement of Joint Filing, dated as of April 19,
              ----------     2002, among the Filing Persons (previously filed as
                             a paper filing with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 17     Shareholders Agreement, dated as of March 6, 2002,
              ----------     among Connected Acquisition Chile S.A., Inversiones
                             GE Capital Chile Limitada, Redes Opticas S.A.,
                             Connected Acquisition Corp., Southern Cross Latin
                             America Private Equity Fund, L.P., and GE Capital
                             Equity Investments, Ltd. (incorporated by reference to Exhibit (d)(8) to the Schedule TO, as amended, filed by Redes Opticas (Cayman) Corp., Redes
                             Opticas S.A., Connected Acquisition Corp.,
                             Connected Acquisition Chile S.A., Southern Cross
                             Latin America Private Equity Fund, L.P., GE Capital
                             Equity Investments, Ltd. and Inversiones GE Capital
                             Chile Limitada with the Securities and Exchange
                             Commission on March 7, 2002) (previously filed as a paper filing with the Second Amended Schedule 13D and incorporated herein by reference).

              Exhibit 18     Schedule TO, as amended, filed by Redes Opticas
              ----------     (Cayman) Corp., Redes Opticas S.A., Connected
                             Acquisition Corp., Connected Acquisition Chile
                             S.A., Southern Cross Latin America Private Equity
                             Fund, L.P., GE Capital Equity Investments, Ltd. and
                             Inversiones GE Capital Chile Limitada with the
                             Securities and Exchange Commission on March 7, 2002
                             (previously filed as a paper filing with the Second
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 19     Form of Credit Assignment Agreement (previously
              ----------     filed as a paper filing with the Second Amended
                             Schedule 13D and incorporated herein by reference).

              Exhibit 20     Credit Purchase Agreement, dated as of May 23,
              ----------     2002, among Redes Opticas (Cayman) Corp. and Ethan
                             Properties Inc. (previously filed as a paper filing with the Fourth

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 21     Pre-emptive Rights Purchase, dated as of May 23,
              ----------     2002, among Telecomunicaciones de Chile S.A., and
                             Los Peumos S.A. (previously filed as a paper filing with the Fourth Amended Schedule 13D and incorporated herein by reference).

              Exhibit 22     Share Subscription and Credit Capitalization
              ----------     Agreement, dated as of May 23, 2002, among Los
                             Peumos S.A. and Telex Chile S.A. (previously filed as a paper filing with the Fourth Amended Schedule
                             13D and incorporated herein by reference).

              Exhibit 23     Credit Purchase Agreement, dated as of June 5,
              ----------     2002, among Connected Acquisition Corp. and Ethan
                             Properties Inc. (previously filed as a paper filing with the Fourth Amended Schedule 13D and incorporated herein by reference).

              Exhibit 24     Share Purchase and Compensation Agreement, dated as
              ----------     of June 5, 2002, among Redes Opticas (Cayman) Corp.
                             and Los Peumos S.A. (previously filed as a paper filing with the Fourth Amended Schedule 13D and incorporated herein by reference).

              Exhibit 25     Share Purchase Agreement, dated as of April 28,
              ----------     2004, among Redes Opticas S.A., Redes Opticas
                             (Cayman) Corp. and Telmex Chile Holding S.A.
                             (previously filed with the Fifth Amended Schedule
                             13D and incorporated herein by reference).

              Exhibit 26     Promise Agreement dated as of April 28, 2004,
              ----------     between Redes Opticas (Cayman) Corp. and Telmex
                             Chile Holding S.A. (previously filed with the Fifth
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 27     Pledge Regarding Shares by Redes Opticas S.A. to
              ----------     Telmex Chile Holding S.A. dated as of April 28,
                             2004 (previously filed with the Fifth Amended
                             Schedule 13D and incorporated herein by reference).

              Exhibit 28     Pledge Regarding Shares by Telmex Chile Holding
              ----------     S.A. to Redes Opticas S.A. dated as of April 28,
                             2004 (previously filed with the Fifth Amended
                             Schedule 13D and incorporated herein by reference).

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

              Exhibit 29     Ibanez Tag/Drag Rights Agreement (Acuerdo de Venta
              ----------     De Acciones) between Redes Opticas S.A. and
                             Inversiones y Asesorias Vamjer Limitada dated as of April 28, 2004 (previously filed with the Fifth
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 30     Ibanez Supplemental Agreement (Acuerdo de Venta De
              ----------     Acciones) between Redes Opticas S.A. and Los Peumos
                             S.A. and Inmobiliaria Charmat S.A. dated as of April 28, 2004 (previously filed with the Fifth
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 31     Agreement of Joint Filing, dated as of April 28,
              ----------     2004, among the Filing Persons (previously filed
                             with the Fifth Amended Schedule 13D and
                             incorporated herein by reference).

              Exhibit 31(a) Power of Attorney for Inversiones San Luis S.A. ------------- (previously filed with the Fifth Amended Schedule
                             13D and incorporated herein by reference).

              Exhibit 31(b) Power of Attorney for Inversiones y Servicios ------------- S.R.P. Limitada (previously filed with the Fifth
                             Amended Schedule 13D and incorporated herein by reference).

              Exhibit 31(c) Power of Attorney for Lo Canas S.A. (previously ------------- filed with the Fifth Amended Schedule 13D and incorporated herein by reference).

              Exhibit 31(d) Power of Attorney for Southern Cross Capital ------------- Partners (previously filed with the Fifth Amended
                             Schedule 13D and incorporated herein by reference).

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 10, 2004                   CONNECTED ACQUISITION
                                       CORPORATION

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Member

Dated: June 10, 2004                   INVERSIONES SAN LUIS S.A.

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

Dated: June 10, 2004                   INVERSIONES Y SERVICIOS S.R.P.
                                       LIMITADA

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

Dated: June 10, 2004                   LO CANAS S.A.

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

Dated: June 10, 2004                   SOUTHERN CROSS LATIN AMERICA
                                       PRIVATE EQUITY FUND, L.P.

                                       By: SOUTHERN CROSS CAPITAL
                                       PARTNERS, General Partner

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

Dated: June 10, 2004                   SOUTHERN CROSS CAPITAL PARTNERS

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

Dated: June 10, 2004                   NORBERTO MORITA, as Managing Member
                                       of Southern Cross Capital Partners

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

Dated: June 10, 2004                   MOISES PINSKY, as Managing Member of
                                       Southern Cross Capital Partners

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Attorney-in-Fact

Dated: June 10, 2004                   RICARDO RODRIGUEZ, as Managing
                                       Member of Southern Cross Capital Partners

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Managing Member of Southern Cross
                                               Capital Partners

Dated: June 10, 2004                   CONNECTED ACQUISITION CHILE S.A.

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  President and Director

CUSIP NO. 87957Q 10 2             SCHEDULE 13D

Dated: June 10, 2004                   REDES OPTICAS S.A.

                                       By: /s/ Ricardo Rodriguez
                                       -----------------------------------------
                                       Name:   Ricardo Rodriguez
                                       Title:  Director

                                       By: /s/ Ignacio Cosentino
                                       -----------------------------------------
                                       Name:   Ignacio Cosentino
                                       Title:  Director

Dated: June 10, 2004                   REDES OPTICAS (CAYMAN) CORP.

                                       By: /s/ Gerardo Varela
                                       -----------------------------------------
                                       Name:   Gerardo Varela
                                       Title:  Director

                                       By: /s/ Horacio Reyser
                                       -----------------------------------------
                                       Name:   Horacio Reyser
                                       Title:  Director